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                                          EXHIBIT 99
                                          NEWS RELEASE


      AK Steel Completes Note Financing for Rockport Works


MIDDLETOWN, OH, December 18, 1996--AK Steel (NYSE: AKS) today announced that it had completed arrangements for $800 million of debt financing for construction of its Rockport Works facility. The company stated that it had issued and sold $550 million of unsecured senior notes due December 2006. The notes were offered and sold pursuant to Rule 144A under the Securities Act of 1933. In addition, the company said that it had entered into definitive agreements for the private sale during 1997 of $250 million of senior secured notes due December 2004.

     The company announced on November 21, 1996 its plan to build a state-of-the-art flat-rolled carbon and stainless steel finishing facility in Spencer County, Indiana, near the town of Rockport. Construction of the facility is expected to begin next month. The facility will include a dual-purpose carbon and stainless continuous cold rolling mill, a hot-dip galvanizing and galvannealing line, hydrogen annealing and temper rolling facilities and carbon and stainless steel pickling lines. The galvanizing and galvannealing line is scheduled to begin operation in 1998 with the remaining facilities scheduled to begin operating in 1999.

     When fully operational, Rockport Works is expected to enable the company to increase its annual shipments to 5.1 million tons of value-added carbon and stainless steel flat-rolled products.

     Neither the unsecured notes nor the secured notes have been registered under the Securities Act of 1933, and none of those notes may be offered or sold in the United States unless so registered or pursuant to an applicable exemption from the registration requirements of the Act.

     AK Steel produces low-carbon flat-rolled steel for automotive, appliance, construction and other markets. The company employs about 5,800 people in plants and offices in Middletown and Ashland, Kentucky.